MINERAL PROPERTY PURCHASE AGREEMENT


                 THIS AGREEMENT dated for reference February17, 2003.


BETWEEN:

              DAVID G. LORNE, of 101 - 1184 Denman Street, Vancouver, British Columbia, V6G 2M9;

              (the "Vendor")

                                                     OF THE FIRST PART

AND:

              ALBERTA STAR DEVELOPMENT CORP., a body corporate, duly incorporated under the laws of the Province of British Columbia and having its head office at 200-675 West Hastings Street, Vancouver, British Columbia, V6B 1N2;

              ("Alberta Star")

                                                     OF THE SECOND PART

W H E R E A S :

A. The Vendor is the registered and beneficial owner of one mineral claim located approximately 350 kilometres north of Yellowknife, Northwest Territories, which claim is more particularly described in Schedule "A" attached hereto which forms a material part hereof (collectively, the "Claim"); Target #2-F71014

B. The Vendor has agreed to ell and Alberta Star has agreed to purchase a 50% undivided right, interest and title in and to the Claim upon the terms and conditions hereinafter set forth;

              NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.            VENDOR'S REPRESENTATIONS

1.1           The Vendor represents and warrants to Alberta Star that:

     (a) The Vendor is the beneficial owner of the Claim and holds the right to transfer title to the Claim and to explore and develop the Claim;

     (b) The Vendor holds the Claim free and clear of all liens, charges and claims of others, and the Vendor has a free and unimpeded right of access to the Claim and has use of the Claim surface for the herein purposes;

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     (c)      The Claim has been duly and validly located  and recorded  in  a good and miner-like manner pursuant to the laws of the Northwest Territories and are in good standing in the Northwest Territories as of the date of this Agreement;

     (d) There are no adverse claims or challenges against or to the Vendor's ownership of or title to the Claim nor to the knowledge of the Vendor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Claim or any portion thereof;

     (e) The Vendor has the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which the Vendor is a party or by which he is bound or to which he is subject; and

     (f) No proceedings are pending for, and the Vendor is unaware of any basis for, the institution of any proceedings which could lead to the placing of the Vendor in bankruptcy, or in any position similar to bankruptcy.

1.2 The representations and warranties of the Vendor set out in paragraph 1.1 above form a part of this Agreement and are conditions upon which Alberta Star has relied in entering into this Agreement and shall survive the acquisition of any interest in the Claim by Alberta Star.

1.3 The Vendor will indemnify Alberta Star from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by the Vendor and contained in this Agreement.

1.4 The Vendor acknowledges and agrees that Alberta Star has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement and that no information which is now known or which may hereafter become known to Alberta Star shall limit or extinguish the right to indemnity hereunder, and, in addition to any other remedies it may pursue, Alberta Star may deduct the amount of any such loss or damage from any amounts payable by it to the Vendor hereunder.

2.            ALBERTA STAR'S REPRESENTATIONS

          Alberta Star warrants and represents to the Vendor that it is a body corporate, duly incorporated under the laws of the Province of British Columbia with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

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3.            SALE OF INTEREST IN CLAIM

              The Vendor hereby sells, grants and devises to Alberta Star a 50% undivided right, title and interest in and to the Claim in consideration of Alberta Star:

     (a)      paying $3,500 to the Vendor upon  execution  of this  Agreement;

      (b) paying an additional $11,500 to the Vendor upon TSX Venture Exchange acceptance for filing of this Agreement ( "Exchange Acceptance");

     (c) issuing 200,000 common shares in its capital stock at a deemed price of $0.20 to the Vendor within five days of Exchange Acceptance;

     (d) incurring a minimum of $50,000 in exploration expenditures on the Claim prior to December 31, 2003; and

     (e) incurring a further $50,000 in exploration expenditures on the Claim prior to December 31, 2004.

4.            TRANSFER OF CLAIM

              Upon Exchange Acceptance, the Vendor shall register a 50% interest in and to the Claim into the name of Alberta Star. Should Alberta Star, at any time, determine that it wishes to abandon its interest in the Claim, Alberta Star must first provide the Vendor with 30 days notice of its intention to do so. Upon receipt of such notice, the Vendor may request Shabute to retransfer the title its interest in the Claim to him, and Alberta Star hereby agrees to do so.

5.            COVENANTS OF ALBERTA STAR

              Alberta Star shall perform all work on the Claim in a miner-like manner and shall comply with all laws, regulations and permitting requirements of Canada and the Northwest Territories including compliance with all:

     (a)      environmental statutes, guidelines and regulations;

     (b)      work permit conditions for lakes and streams; and

     (c)      work restrictions relating to forest fire hazards.

6.            FORCE MAJEURE

              If Alberta Star is prevented from or delayed in complying with any provisions of this Agreement by reason of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of Alberta Star, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and Shabute, insofar as is possible, shall promptly give written notice to the Vendor of the particulars of the reasons for any prevention or delay under this section, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to the Vendor as soon as such cause ceases to exist.

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7.            JOINT VENTURE AGREEMENT

              Upon Alberta Star providing all the consideration due to the Vendor pursuant to paragraph 3, the Vendor and Alberta Star shall form a single purpose joint venture to further explore and develop the Claim and shall execute a joint venture agreement on terms and conditions acceptable to each party, substantially in the form of the Rocky Mountain Mineral Law Foundation Form No. 5, but not inconsistent with the terms of this Agreement.

8.            RIGHT OF ENTRY

              For so long as this Agreement continues in full force and effect,
Alberta Star,  its  employees,  agents,   permitted  assigns  and  independent
contractors shall have the sole and exclusive right and option to:

     (a)      enter upon the Claim;

     (b)      have exclusive and quiet possession of the Claim;

     (c)      incur expenditures;

     (d) bring upon and erect upon the Claim such mining facilities as Alberta Star may consider advisable; and

     (e) remove from the Claim and sell or otherwise dispose of mineral products.

9.            OPERATOR

              After the execution of this Agreement, the Vendor, or at the Vendor's option, his respective associate or nominee or such other unrelated entity as he may determine, will act as the operator of the Claim under this Agreement. The Vendor, if operator, may resign as the operator at any time by giving 30 calendar days prior written notice to Alberta Star, and within such 30 day period, the Vendor may appoint another party who covenants to act as the operator of the Claim upon such terms as the Vendor sees fit.

10.           POWER AND AUTHORITY OF THE OPERATOR

              After the execution of this Agreement, the operator shall have full right, power and authority to do everything necessary or desirable in connection with the exploration and development of the Claim and to determine the manner of operation of the Claim as a mine.

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11.           ENTIRE AGREEMENT

              This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement.

12.           NOTICE

12.1 Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered, in the case of the Vendor, as follows:

              David G. Lorne
              101 - 1184 Denman Street
              Vancouver, British Columbia
              V6G 2M9

and, in the case of Alberta Star, as follows:

              Alberta Star Development Corp..
              #200-675 West Hastings Street
              Vancouver, British Columbia
              V6B 1N2

and any notice given as aforesaid shall be deemed to have been given, if delivered, when delivered, or if mailed, on the fourth business day after the date of mailing thereof.

12.2 Either party may from time to time by notice in writing change its address for the purpose of this paragraph.

13.           RELATIONSHIP OF PARTIES

              Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute either party a partner, agent or legal representative of the other party.

14.           FURTHER ASSURANCES

              The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

15.           TIME OF ESSENCE

              Time shall be of the essence of this Agreement.

16.           TITLES

              The titles to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

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17.           CURRENCY

              All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of Canada.

18.           NONSEVERABILITY

              This Agreement shall be considered and construed as a single instrument and the failure to perform any of the terms and conditions in this Agreement shall constitute a violation or breach of the entire instrument or Agreement and shall constitute the basis for cancellation or termination.

19.           APPLICABLE LAW

              The situs of the Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia.

20.           ENUREMENT

              This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

21.           ASSIGNMENT

              Either party may assign part or all of its interest in the Claim with the other party's consent, which consent shall not be unreasonably withheld.

              IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.



                                                ALBERTA STAR DEVELOPMENT.

/s/ David Lorne                                 PER: /s/ Tim Coupland
-----------------------                         -------------------------
DAVID G. LORNE                                  TIM COUPLAND
                                                PRESIDENT

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                               SCHEDULE "A"
                               ------------

              TO THAT CERTAIN AGREEMENT MADE AS OF FEBRUARY 17, 2003
             BETWEEN DAVID G. LORNE AND ALBERTA STAR DEVELOPMENT CORP.


The Claim consists of one mineral claims located in the Northwest Territories, Canada with the following record number and area:

        Claim Name         Record                No.Acreage
        ----------         ------                ----------

        Target 2           F71014                2530.8